Alico Reports Third Quarter and Nine Month Earnings

Favorable Results are Negatively Impacted by Additional Tax Accrual for Tax Years 2000 - 2004

LaBelle, FL,  July 16, 2007 -- Alico, Inc. (NASDAQ:ALCO), a land management company, announced a net loss for the third quarter of fiscal year 2007 of $13.1 million, or $1.78 per share, compared with net earnings of $2.5 million, or $0.34 per share, during the third quarter of fiscal year 2006. For the nine months ended May 31, 2007, the net loss was $6.4 million, or $0.87 per share, compared with net earnings of $6.4 million, or $0.86 per share, during the nine months ended May 31, 2006.  The loss was caused by an increase in the income tax contingency related to ongoing IRS proceedings.  Before the additional tax accrual, net earnings were $6.0 million and $12.7 for the quarter and nine month periods ended May 31, 2007, respectively.

Operating revenues during the third quarter of fiscal year 2007 totaled $62.2 million, compared with $34.7 million for the third quarter of fiscal year 2006. Operating revenues for the nine months ended May 31, 2007 were $125.8 million compared with $62.8 million for the nine months ended May 31, 2006. The increase was primarily due to increased operating revenues from agricultural operations.

John R. Alexander, Chairman and Chief Executive Officer, noted, “Despite increased earnings from operations for the nine months ended May 31, 2007 due to higher profitability,  primarily in our  citrus business,  the Company recorded a loss after taxes due to an increase in the tax contingency accrual.”

In connection with the tax accrual, and as set forth in more detail in the Company’s Form 10Q for the quarter ended May 31, 2007, the Internal Revenue Service (IRS) issued a thirty day letter dated August 14, 2006 pertaining to ongoing audits of Alico for the tax years 2000 through 2004. The letter proposes changes to the Company's tax liabilities for each of these tax years and required the Company either a) to agree with the changes and remit the specified taxes and penalties, or b) to submit a rebuttal within 30 days.

In the thirty day letter, the IRS proposed several alternative theories as a basis for its argument that Alico should have reported additional taxable income in the years under audit. These theories principally relate to the formation and capitalization Agri Insurance Co., Ltd (“Agri” a wholly owned insurance subsidiary based in Bermuda) and its tax exempt status during the years under audit. Under the theories proposed, the IRS has calculated additional taxes and penalties due ranging from a minimum of $35.4 million dollars to a maximum of $86.4 million dollars. The letter does not quantify the interest on the proposed taxes, but the Company estimates the interest on the IRS proposals to range from $11.0 million to $33.0 million at May 31, 2007.

The Company sought and received an extension of time to submit its protest and timely submitted the protest on October 13, 2006.  The Company was notified in an IRS letter dated February 27, 2007 that the case was transferred to IRS Appeals.  The first meetings with IRS Appeals were held on May 9 and 10, 2007.  At this first meeting the IRS exam team and Alico representatives each presented their case before the IRS Appeals officers. Another meeting with IRS Appeals was held on June 28, 2007 via teleconference.  The next meeting with the IRS Appeals is scheduled for the week of August 6, 2007. After considering advice from the Company’s legal counsel and tax advisors, the Company has adjusted the range of estimated potential exposure, consisting of state and federal components, from a minimum of $71.4 million dollars to a maximum of $77.4 million dollars.

The Company does not fully accept the IRS position and intends to continue to negotiate with IRS appeals to resolve the matter. However, because a challenge has been made and management believes that it is probable that the challenge may be successful as to some of the assertions, management has provided for the contingency. In accordance with SFAS No. 5 “Accounting for Contingencies,” the Company has established a reserve for this income tax contingency, including interest and penalties, which represents the Company’s best estimate of the probable amount of this liability at this time, taking into consideration the advice of the Company’s legal counsel and tax advisors. The actual liability could differ significantly from the amount of the reserve, which could have a material effect on the Company’s results of operations, financial position and cash flows. For the quarter ended May 31, 2007, the Company increased its reserve for income tax contingency by $53.3 million for a total of $74.4 million as compared to $20.3 million at August 31, 2006.  The $53.3 million increase in the reserve for the income tax contingency was offset by a $19.5 million increase in the income tax expense for the quarter ended May 31, 2007 and a $33.8 million increase in deferred income taxes.

The Company expects negotiations with the IRS to be completed within the next 12 months; however, the Company has executed statute extensions for the tax returns affected to December 31, 2008.

As a result of the increase in the income tax contingency accrual at May 31, 2007, the Company was not in compliance with the current ratio and the net worth financial covenants of its revolving line of credit.  The Company has obtained a waiver from the lender regarding the non-compliance at May 31, 2007 with these financial covenants and is in discussions with the lender regarding an amendment to the Credit Facility which would adjust the financial covenants on a prospective basis.

In July 2007, with the consent of the Company’s lender, the Company drew $60 million from its revolving line of credit.  The Company deposited the funds with the U. S. Treasury in order to mitigate the potential interest on the income tax contingency.

Addressing the divisional results for the fiscal year ended, Mr. Alexander noted that:

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The Company’s Bowen Brothers subsidiary generated revenues totaling $31.0 and $51.8 million for the three and nine months ended May 31, 2007, respectively, compared with $16.3 million and $22.0 million for the three and nine months ended May 31, 2006, respectively. Gross profit for the three and nine months ended May 31, 2007 was $0.1 million and $1.1 million, respectively, compared with a loss of ($0.2 million) for both the three and nine months ended May 31, 2006. Additionally, by utilizing Bowen to harvest the Company’s fruit during fiscal year 2007, the Company was able to reduce its citrus harvesting costs from the market rates it paid in prior years.

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Citrus revenues were $21.8 million and $43.7 million for the three and nine months ended May 31, 2007, respectively, compared with $12.0 million and $20.2 million for the three and nine months ended May 31, 2006. The Citrus division recorded gross profits of $11.3 million and $21.7 million for the quarter and nine months ended May 31, 2007, respectively, compared with $4.6 million and $7.0 million for the three and nine months ended May 31, 2006. Hurricanes, citrus canker and increased real estate development in the central and southern portions of Florida during the past several years have combined to reduce the supply of citrus, resulting in price increases for citrus products across the industry.

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Sugarcane revenues were $2.0 million and $9.2 million for the quarter and nine months ended May 31, 2007, respectively, compared with $2.5 million and $8.9 million for the quarter and nine months ended May 31, 2006.  Sugarcane operations generated gross profits of $0.3 million and $0.4 million for the quarter and nine months ended May 31, 2007, respectively, compared with $0.8 million and $0.3 million for the quarter and nine months ended May 31, 2006.

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Cattle revenues were $3.8 million and $8.8 million for the quarter and nine months ended May 31, 2007, respectively, compared with $0.8 million and $3.4 million for the quarter and nine months ended May 31, 2006. Cattle gross profits were $0.2 million and $0.7 million for the three and nine months ended May 31, 2007, respectively, compared with $0.1 million and $0.7 million for the three and nine months ended May 31, 2006.  The increased revenue in fiscal year 2007 is primarily the result of the increased sale of breeding animals as part of its overall strategy to reduce the size of the Company’s cattle herd.

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The Company’s Plant World Subsidiary generated gross revenues of $0.6 million and $2.2 million for the three and nine months ended May 31, 2007, respectively, compared with $0.8 million and $2.9 million for the three and nine months ended May 31, 2006.  Plant World reported gross losses of $0.2 million and $29 thousand for the three and nine months ended May 31, 2007, respectively, compared with gross losses of $0.6 million and $0.8 million during the comparable periods in the prior year.

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Revenues from the sale of vegetables were $1.5 million and $3.8 million for the three and nine months ended May 31, 2007, respectively, compared with $1.4 million and $2.4 million for the three and nine months ended May 31, 2006.  Gross profits from the sale of vegetables were $0.2 million and $0.6 million for the quarter and nine months ended May 31, 2007 compared with $0.7 million and $1.0 million during the comparable periods in the prior year.

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Revenues from the sale of sod were $0.6 million and $1.6 million for the three and nine month periods ended May 31, 2007, respectively, compared with $0.3 million and $1.0 million for the three and nine month periods ended May 31, 2006. The Sod division generated gross profits of $0.4 million and $0.9 million for the quarter and nine months ended May 31, 2007, respectively, compared with $0.2 million and $0.3 million for the quarter and nine months ended May 31, 2006.

❖	General and administrative expenses increased by $0.4 and $2.6 million during the quarter and nine months ended May 31, 2007 respectively, when compared with the same periods in the prior fiscal year.

About Alico, Inc.

Alico, Inc., a land management company operating in Central and Southwest Florida, owns approximately 136,500 acres of land located in Collier, Glades, Hendry, Lee and Polk counties. Alico is involved in various agricultural and non-agricultural operations and activities.  Alico intends to grow its asset values and earnings through enhancements to its agricultural businesses and proactive management of its real estate holdings.

For Further Information Contact:

John R. Alexander
La Belle, Florida
(863) 675-2966

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements about expected improvement in financial performance of reduction of costs for future periods in specified segments of our business. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.